Exhibit 10.1

NON-STATUTORY STOCK OPTION AGREEMENT
PURSUANT TO THE GENERAL DYNAMICS CORPORATION
2012 EQUITY COMPENSATION PLAN
(for certain executive officers who are subject to the
General Dynamics Compensation Recoupment Policy)
THIS OPTION AGREEMENT (the "Agreement") dated as of [DATE] (the "Grant Date") is made between General Dynamics Corporation (the "Company") and [NAME] (the "Optionee").
WHEREAS, the Company sponsors the General Dynamics Corporation 2012 Equity Compensation Plan (the "Plan"), pursuant to which the Company may grant Options to purchase shares of Common Stock;
WHEREAS, the Company desires to grant the Optionee a Non-Statutory Stock Option to purchase the number of shares of Common Stock provided for herein; and
WHEREAS, the Company may also grant other Options to the Optionee on the Grant Date (such other Options, together with this Option, being hereinafter referred to as the "Total Option Grant").
NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein contained, the parties hereto agree as follows:
1.Grant of Option.
(a)Number of Shares; Type of Option. The Company hereby grants to the Optionee an Option to purchase [NUMBER] shares of Common Stock (the "Option Shares" and, together with the shares of Common Stock subject to the Total Option Grant, the "Total Option Shares") on the terms and conditions set forth in this Agreement. The Option is intended to be a Non-Statutory Stock Option.
Incorporation of Plan by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement will be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement will have the definitions set forth in the Plan. The Committee will have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decisions will be binding and conclusive upon the Optionee and the Optionee's legal representative in respect of any questions arising under the Plan or this Agreement. If there exists any inconsistency between the terms of this Agreement and the Plan, the terms contained in the Plan will govern. If there exists any inconsistency between the terms of the Option as provided for herein (including, but not limited to, terms relating to the number of Option Shares, the Stated Expiration Date, the exercise price and the exercisability of the Option) and the terms as indicated in the records maintained by Company, the terms as indicated in the records of the Company will govern.
2.Terms and Conditions.
(a)Exercise Price. The exercise price for the purchase of Option Shares upon the exercise of all or any portion of the Option will be $[PRICE] per share of Common Stock.

(b)Expiration Date. Subject to earlier expiration as provided in Section 2(f) below, the Option will expire at the close of business on the business day immediately preceding the seventh anniversary of the date hereof (the "Stated Expiration Date").
(c)Exercisability of Option.
(i)General. Except as provided in Section 2(c)(ii) below, the Total Option Grant will become vested and exercisable with respect to one-half (1/2) of the Total Option Shares on the first anniversary of the Grant Date and with respect to the remaining Total Option Shares on the second anniversary of the Grant Date, in each case, only if the Optionee is employed as an employee of the Company or any of its Subsidiaries or serves as a director of the Company as of the applicable vesting date or dies prior to the applicable vesting date while employed by the Company or any of its Subsidiaries or serving as a director of the Company.
(ii)Certain Terminations. If, the Optionee's employment or service as a director is terminated due to total and permanent disability, Retirement (as defined in Section 2(f)(i) below) or as a result of a divestiture or discontinued operation of a division or a Subsidiary with which the Optionee was associated, then the Total Option Grant will become vested and exercisable on the anniversary of the Grant Date next following such termination with respect to a number of Total Option Shares equal to the excess of (i) product of (A) the number of Total Option Shares and (B) a fraction, the numerator of which will be the number of days from January 1 of the year in which the Grant Date occurs to the last day of the month in which such termination occurs and the denominator of which will be 730, such product to be rounded down to the nearest whole share over (ii) the number of Total Option Shares, if any, with respect to which the Total Option Grant had become vested and exercisable prior to such termination (the "Pro Rated Option Shares"). To the extent that the Total Option Grant includes Options that are intended to be ISOs (the "ISO Option Shares"), then, to the extent not inconsistent with Section 422 of the Code, the number of Pro Rated Option Shares that will be ISO Option Shares will be equal to the lesser of (i) the number of Pro Rated Option Shares or (ii) the number of ISO Option Shares that have not become vested and exercisable as of the date on which the Optionee's employment or service as a director terminates (the "Pro Rated ISO Shares"). The number of Pro Rated Option Shares that will be Total Option Shares subject to a Non-Statutory Stock Option will be equal to the excess, if any, of (i) the number of Pro Rated Option Shares over (ii) the number of Pro Rated ISO Shares.
(d)Change in Control. Notwithstanding the foregoing, in the event that within two (2) years following a Change in Control, the Optionee’s service with the Company and its affiliates is terminated (i) by the Company or any of its affiliates for any reason other than for Cause or (ii) by the Optionee for Good Reason, then the Total Option Grant, to the extent then outstanding, will become immediately vested and exercisable.
(e)Method of Exercise; Tax Withholding. The exercise price for any shares purchased pursuant to the exercise of all or part of the Option will be paid in accordance with Section 10(c) of the Plan. The Company is authorized to withhold from any payment relating to the Option, including from a distribution of Common Stock, or any payroll or other payment to the Optionee, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving the Option, and to take such other action as the Committee may deem advisable to enable the Company and the Optionee to satisfy obligations for the payment of withholding taxes and other tax obligations relating to the Option. This authority shall include authority to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of the Optionee’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

(f)Exercise Following Termination. Notwithstanding anything in this Agreement to the contrary, the Option will expire upon the Optionee's termination of employment or service as a director; provided, however that to the extent that the Option is exercisable at the time of the Optionee’s termination of employment or service as a director, or becomes exercisable following such termination pursuant to Section 2(c) or Section (d) above, the Option will expire as follows:
(i)Death; Disability; Retirement; Divestiture. Three (3) years (but in no event later than the Stated Expiration Date) following the Optionee's termination of employment or service as a director due to death, total and permanent disability, Retirement or as a result of a divestiture or discontinued operation of a division or a Subsidiary with which the Optionee was associated. For purposes of this Agreement, "Retirement" means, (A) with respect to an employee who is not an elected officer of the Company on the date on which the employee's employment with the Company or any of its Subsidiaries terminates, the termination of employment after the attainment of age 55 with at least five (5) or more years of continuous service and (B) with respect to an employee who is an elected officer of the Company on the date on which the employee's employment with the Company or any of its Subsidiaries terminates, termination of employment after attaining age 55 with the consent of the Chief Executive Officer of the Company (or in the case of the Chief Executive Officer, with the consent of the Committee).
(ii)Lay-Off. One (1) year (but in no event later than the Stated Expiration Date) following the Optionee's termination of employment if the Optionee's employment terminates due to lay-off (other than as a result of a divestiture or discontinued operation of a division or a Subsidiary with which the Optionee was associated).
(iii)Other than Death; Disability; Retirement; Divestiture; Lay-Off. Ninety (90) days (but in no event later than the Stated Expiration Date) following the Optionee's termination of employment or service as a director for any reason (other than those set forth in clauses (i) and (ii) above).
(g)Nontransferability. The Option granted hereunder is not transferable by the Optionee otherwise than by will or the laws of descent and distribution, and the Option may be exercised during the lifetime of the Optionee only by the Optionee or the Optionee's guardian or legal representative. The terms of the Option will be binding upon the beneficiaries, executors, administrators, heirs and successors of the Optionee.
3.Nature of Grant. In accepting this Option, the Optionee acknowledges that:
(a)the Plan is discretionary in nature and established voluntarily by the Company and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan, and the award of the Option is at the sole discretion of the Company and does not create any contractual or other right to receive future awards of Options, or benefits in lieu of Options even if Options have been awarded repeatedly in the past;
(b)the Option is not part of normal or expected compensation or salary for any purposes, including calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and
(c)nothing in the Plan or in this Agreement will confer upon the Optionee any right to continue in the employ of the Company or any of its Subsidiaries nor interfere with or restrict in any way the right of the Company or any of its Subsidiaries, which is hereby expressly reserved, to remove, terminate or discharge the Optionee at any time for any reason whatsoever, with or without cause.

4.Data Privacy. The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, the Parent and its Subsidiaries, for the exclusive purpose of implementing, administering and managing the Optionee's participation in the Plan.
The Optionee understands that the Company may hold certain personal information about the Optionee, including his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Optionee's favor, for the purpose of implementing, administering and managing the Plan ("Data"). Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Optionee's country or elsewhere and that the recipients' country may have different data privacy laws and protections than the Optionee's country. The Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Optionee may elect to deposit any shares acquired upon exercise of the Option. Data will be held only as long as is necessary to implement, administer and manage the Optionee's participation in the Plan. The Optionee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Refusing or withdrawing his or her consent may affect the Optionee's ability to participate in the Plan. For more information on the consequences of a refusal to consent or withdrawal of consent, the Optionee may contact his or her local human resources representative.
5.Compensation Recoupment Policy. This Agreement shall be subject to the Company’s Compensation Recoupment Policy. The Grantee acknowledges receipt of the Compensation Recoupment Policy and has read and understands the terms and conditions of the Compensation Recoupment Policy.
6.Miscellaneous.
(a)Modification; Entire Agreement; Waiver. No change, modification or waiver of any provision of this Agreement will be valid unless the same is agreed to in writing by the parties hereto. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supercede all prior communications, representations and negotiations in respect thereof. The failure of the Company to enforce, at any time, any provision of this Agreement will in no way be construed to be a waiver of such provision or of any other provision hereof.
(b)Bound by Plan and Other Related Documents. By accepting this Option, the Optionee acknowledges that the Optionee has received a copy of the Plan and the General Dynamics Corporate Policy regarding insider trading compliance (the "Trading Policy") and has had an opportunity to review the Plan and the Trading Policy and agrees to be bound by all the terms and provisions of the Plan and the Trading Policy.

(c)Successors. The terms of this Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns, and of the beneficiaries, executors, administrators, heirs and successors of the Optionee.
(d)Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. For purposes of litigating any dispute that arises under this Award or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Virginia, and agree that such litigation shall be conducted exclusively in the courts of Virginia or the federal courts for the Eastern District of Virginia.
(e)Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.
(f)Language. If the Optionee has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different that the English version, the English version will control.